EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT: Frederick N. Cooper (215) 938-8312
August 25, 2010	fcooper@tollbrothersinc.com
Joseph R. Sicree (215) 938-8045
jsicree@tollbrothersinc.com
TOLL BROTHERS REPORTS FY 2010 3RD QTR AND 9 MONTH RESULTS
Horsham, PA, August 25, 2010 — Toll Brothers, Inc. (NYSE:TOL) (www.tollbrothers.com), the nation’s leading builder of luxury homes, today announced results for earnings, revenues, contracts and backlog for its third quarter and nine months ended July 31, 2010.
The Company reported FY 2010 third-quarter pre-tax income of $0.8 million and net income of $27.3 million, or $0.16 per share diluted, compared to a FY 2009 third-quarter pre-tax loss of $111.3 million and a net loss of $472.3 million, or $2.93 per share diluted.
FY 2010’s third-quarter results included pre-tax write-downs totaling $12.5 million compared to FY 2009 third-quarter pre-tax write-downs totaling $115.0 million. FY 2010’s third quarter included a tax benefit of $26.5 million, primarily due to the reversal of valuation allowances on taxable losses incurred and the reversal of accrued tax reserves associated with statute expirations. FY 2009’s third quarter included non-cash federal and state deferred tax asset valuation allowances of $439.4 million. Excluding write-downs, FY 2010’s third-quarter pre-tax income was $13.3 million, compared to pre-tax income of $3.7 million in FY 2009’s third quarter.
FY 2010’s third-quarter revenues and home building deliveries of $454.2 million and 803 units declined 2% in dollars but rose 1% in units, compared to FY 2009’s third quarter results.
With 19% fewer selling communities during FY 2010’s third quarter than during FY 2009’s same period, the Company’s FY 2010 third-quarter net signed contracts of $400.1 million and 701 units declined 11% in dollars and 16% in units, compared to FY 2009’s third-quarter net signed contracts. On a per-community basis, FY 2010’s third-quarter net signed contracts of 3.69 units per community were above FY 2009’s, FY 2008’s and FY 2007’s third-quarter per-community totals of 3.56 units, 2.71 units and 3.42 units, respectively; however, they were still well below the Company’s historical third-quarter average, dating back to 1990, of 6.09 units per community.
The Company’s contract cancellation rate (current-quarter cancellations divided by current-quarter gross signed contracts) was 6.2% in the third quarter of FY 2010, compared to 8.5% in FY 2009’s third quarter. This marked the fifth consecutive quarter in which cancellation rates were consistent with historic norms after twelve consecutive prior quarters of elevated cancellation rates.
*more*

FY 2010’s third-quarter-end backlog of $939.4 million and 1,636 units rose 1% in both dollars and units, compared to FY 2009’s third-quarter-end backlog.
For FY 2010’s nine-month period, the Company reported a net loss of $53.9 million, or $0.33 per share diluted compared to FY 2009’s nine-month-period net loss of $644.4 million, or $4.00 per share diluted. FY 2010’s nine-month period included pre-tax write-downs totaling $88.2 million. FY 2009’s comparable period was impacted by $443.7 million of non-cash federal and state deferred tax asset valuation allowances and pre-tax write-downs totaling $391.2 million. Excluding write-downs, FY 2010’s nine-month pre-tax loss was $19.5 million, compared to FY 2009’s nine-month pre-tax earnings, excluding write-downs, of $1.5 million.
For FY 2010’s first nine months, home building revenues of $1.09 billion and 1,942 units declined 14% in dollars and 8% in units, compared to FY 2009. FY 2010 nine-month net signed contracts of $1.16 billion and 2,047 units increased 32% in dollars and 21% in units compared to FY 2009.
Toll Brothers ended FY 2010’s third quarter with 190 selling communities, compared to 215 at FY 2009’s third-quarter end. The Company expects to finish FY 2010 with approximately 195 selling communities. The Company ended FY 2010’s third quarter with approximately 35,800 lots owned and optioned, compared to approximately 33,600 in the previous quarter and 35,400 one year ago.
Toll Brothers ended FY 2010’s third quarter with a net-debt-to-capital ratio(1) of 11.5%, compared to 14.5% at FY 2009’s third-quarter end. The Company ended FY 2010’s third quarter with $1.64 billion of cash and marketable U.S. Treasury and Agency securities, compared to $1.55 billion the previous quarter and $1.66 billion at FY 2009’s third-quarter end. The increase in cash between FY 2010’s second and third quarters was due primarily to cash generated from operations and to receipt of $152.5 million in tax refunds, offset in part by the Company’s use of $63.1 million to retire debt, $104.1 million for the purchase of land and $29.1 million for investment in a new joint venture. At FY 2010’s third-quarter end, the Company also had $1.39 billion available under its $1.89 billion 30-bank credit facility, which matures in March 2011.
Douglas C. Yearley, Jr., Toll Brothers’ chief executive officer, stated: “We were pleased to return to profitability this quarter, especially with volumes down 65% from our peak. Although revenues and unit deliveries for the quarter were relatively flat compared to one year ago, our gross margin, before write-offs, improved by 350 basis points. While much of this quarter’s profitability was due to tax benefits, we are encouraged by the decline in impairments and our fifth consecutive quarter of more normalized cancellation rates after three years of elevated rates.
“Another bright spot has been the performance of our high-rise projects in the metro New York City urban market built under the Toll Brothers City Living brand. Among these are several 50% joint ventures, which, in FY 2010’s third quarter, produced $38.5 million of contracts versus $17.7 million the previous year, and which ended this third quarter with a backlog of $103.0 million versus $19.4 million in FY 2009’s same quarter. These joint ventures should continue to contribute profits for the next several quarters.
*more*

“We are pursuing growth. We are looking for attractive distressed land and debt acquisition opportunities. This quarter our count of lots owned and optioned increased to 35,800 from our trough of 31,700 at FY 2010’s first-quarter-end. This was the second consecutive quarter of sequential growth in our land position. We continue to find opportunities in most of our markets and this quarter spent approximately $104 million on land acquisitions, bringing our nine month total to approximately $340 million.”
“Due to our very low leverage and significant cash position, we have the flexibility to opportunistically pursue transactions that are arising from the current distress in the real estate industry. This quarter we announced the formation of Gibraltar Capital and Asset Management Corp. (“Gibraltar”), a wholly owned subsidiary. Gibraltar will look to capitalize on Toll Brothers’ expertise and nationwide presence to pursue real estate opportunities.
“With a quick start out of the gate, we were pleased to announce that Gibraltar, in a joint venture with Oaktree Capital Management, L.P. and Milestone Merchant Partners, LLC, successfully completed a transaction to acquire approximately $1.7 billion (face value) of mainly distressed real estate loans and properties in partnership with the Federal Deposit and Insurance Corp. (FDIC). The primarily residential portfolio consists of approximately 200 loans and 80 real estate properties averaging about $6.1 million per asset.”
Joel H. Rassman, chief financial officer, stated: “Subject to the caveats in our Statement on Forward-Looking Information included in this release, we offer the following limited guidance:
“We expect the approximate range of deliveries in 2010’s fourth quarter will be between 560 and 760 units, bringing total deliveries for FY 2010 to between approximately 2,500 and 2,700 homes. We estimate the average delivered price per home for the fourth quarter will be between $560,000 and $570,000. We believe that our gross margins before interest and write downs as a percentage of revenues for the fourth quarter will be higher than in 2009’s fourth quarter.
“We continue to estimate a reduction in absolute dollars expended for SG&A in FY 2010’s fourth quarter compared to FY 2009’s fourth quarter. However, since we currently project lower revenues in 2010’s fourth quarter than in FY 2009’s, we expect SG&A without interest as a percentage of revenues will be higher in FY 2010’s fourth quarter than in FY 2009’s. Since we also project lower settlements in FY 2010’s fourth quarter than in FY 2010’s third quarter, we expect SG&A as a percentage of revenues to be higher in FY 2010’s fourth quarter than in FY 2010’s third quarter.
Robert I Toll, executive chairman, stated: “We knew we would face more challenging contract comparisons in the second half of Fiscal 2010 than in the first half, because FY 2009’s first half was severely impacted by the fallout from the financial crisis that began in late 2008. Although this quarter’s contracts-per- community were above the last several years’ third quarters, with fewer selling communities than in previous years, our gross contract numbers were not impressive.
*more*

“The acceleration we saw in deposits and traffic through the first few weeks of May was not sustained during the remainder of the quarter, a trend we first noted in our press release of June 16, 2010. Our observations were subsequently borne out over the following weeks by data showing declining consumer confidence and weaker housing activity.
“Although the unemployment rate among our buyer profile remains at half the national unemployment rate, recent economic and political news continues to dampen our customers’ confidence. We believe the combination of potential buyers postponing their purchasing decisions, a lack of new home production over the past several years, and a significant reduction in our competition in the luxury home niche could result in pent-up demand coupled with limited supply once a recovery takes hold. We believe we are well-positioned to take advantage of this based on our access to capital, our land position and our brand name reputation.”
Toll Brothers’ financial highlights for the third quarter and nine months ended July 31, 2010 (unaudited):
•
FY 2010’s third-quarter net income was $27.3 million, or $0.16 per share diluted, compared to FY 2009’s third-quarter net loss of $472.3 million, or $2.93 per share diluted. FY 2010’s third-quarter net income included pre-tax write-downs of $12.5 million: $6.6 million of the write-downs was attributable to operating communities, $5.8 million to owned land for future communities and $0.1 million to land controlled for future communities. In FY 2009, third-quarter pre-tax write-downs totaled $115.0 million and non-cash federal and state deferred tax asset valuation allowances were $439.4 million.

•	Excluding write-downs, FY 2010’s third-quarter pre-tax income was $13.3 million, compared to FY 2009’s third-quarter pre-tax income, excluding write-downs, of $3.7 million.

•
FY 2010’s third quarter gross margin improved to 13.6% from a negative margin of 10.9% in FY 2009’s third quarter. Excluding write-downs, FY 2010’s third quarter gross margin improved to 16.4% from 12.9% in FY 2009’s third quarter.

•	FY 2010’s nine-month net loss was $53.9 million, or $0.33 per share diluted, compared to FY 2009’s nine-month net loss of $644.4 million, or $4.00 per share diluted.

•
FY 2010’s nine-month net loss included pre-tax write-downs of $88.2 million: $44.4 million of the write-downs was attributable to operating communities, $41.6 million to owned land and $2.2 million to land controlled for future communities. In FY 2009, nine-month pre-tax write-downs totaled $391.2 million and non-cash federal and state deferred tax asset valuation allowances of $443.7 million.

•	Excluding write-downs, FY 2010’s nine-month pre-tax loss was $19.5 million, compared to pre-tax earnings of $1.5 million for FY 2009’s nine-month period, excluding write-downs.
*more*

•
The Company recorded FY 2010 third-quarter and nine-month tax benefits of $26.5 million and $53.9 million, respectively. At July 31, 2010 the Company expects to carry back taxable losses to recover $49.7 million against FY 2005 and FY 2006 taxable income pursuant to the Worker, Homeownership and Business Assistance Act which was signed into law November 6, 2009. The Company expects to generate additional tax refunds from fourth quarter operations and increase its expected carryback recovery.

•	FY 2010’s third-quarter total revenues of $454.2 million and 803 units decreased 2% in dollars and increased 1% in units from FY 2009’s third-quarter total revenues of $461.4 million and 792 units.

•	FY 2010’s nine-month total revenues of $1.09 billion and 1,942 units declined 14% in dollars and 8% in units compared to FY 2009’s same period totals of $1.27 billion and 2,105 units.

•
In FY 2010’s third quarter, unconsolidated entities in which the Company had an interest delivered $29.5 million of homes, compared to $20.1 million in the third quarter of FY 2009. In FY 2010’s first nine months, unconsolidated entities in which the Company had an interest delivered $63.3 million of homes, compared to $35.4 million in the nine-month period of FY 2009. The Company recorded its share of the results from these entities’ operations in “Income (Loss) from Unconsolidated Entities” on the Company’s Statement of Operations.

•
The Company signed gross contracts of $422.6 million and 747 units in FY 2010’s third quarter, a decrease of 16% and 18%, respectively, compared to $502.6 million and 915 gross contracts signed in FY 2009’s third quarter. The Company signed 2,177 gross contracts totaling $1.23 billion in FY 2010’s first nine months, an increase of 5% in both units and dollars, compared to the 2,081 gross contracts totaling $1.16 billion signed in FY 2009’s nine-month period.

•
The average price per unit of gross contracts signed in FY 2010’s third quarter was approximately $566,000, compared to approximately $565,000 in FY 2010’s second quarter and $549,000 in FY 2009’s third quarter.

•
The Company’s FY 2010 third-quarter net contracts of $400.1 million and 701 units, decreased by 11% and 16%, respectively, compared to FY 2009’s third-quarter net contracts of $447.7 million and 837 units. The Company’s FY 2010 nine-month net contracts of $1.16 billion and 2,047 units increased by 32% and 21%, respectively, compared to net contracts of $873.9 million and 1,685 units in FY 2009’s nine-month period.

•
The average price per unit of net contracts signed in FY 2010’s third quarter was approximately $571,000, compared to approximately $567,000 in FY 2010’s second quarter and $535,000 in FY 2009’s third quarter.

•
The average price per unit of cancellations in FY 2010’s third quarter was approximately $488,000, compared to approximately $539,000 in FY 2010’s second quarter and $704,000 in FY 2009’s third quarter.

*more*

•
In FY 2010, third-quarter cancellations totaled 46. This compared to 46 and 38 in FY 2010’s second and first quarters; 57, 78, 161, and 157, respectively, in FY 2009’s fourth, third, second and first quarters; 233, 195, 308, and 257, respectively, in FY 2008’s fourth, third, second and first quarters; 417, 347, 384, and 436, respectively, in FY 2007’s fourth, third, second and first quarters; and 585 and 317, respectively, in FY 2006’s fourth and third quarters. FY 2006’s third quarter was the first period in which cancellations reached elevated levels during the current housing downturn.

•
FY 2010’s third-quarter cancellation rate (current-quarter cancellations divided by current-quarter signed contracts) was 6.2%. This compared to 5.3% and 6.7% in FY 2010’s second and first quarters; 6.9%, 8.5%, 21.7% and 37.1%, respectively in FY 2009’s fourth, third, second and first quarters; 30.2%, 19.4%, 24.9% and 28.4%, respectively, in FY 2008’s fourth, third, second and first quarters; 38.9%, 23.8%, 18.9% and 29.8%, respectively, in FY 2007’s fourth, third, second and first quarters; and 36.7% and 18.0%, respectively, in FY 2006’s fourth and third quarters.

•
As a percentage of beginning-quarter backlog, FY 2010’s third-quarter cancellation rate was 2.6%. This compared to 3.1% and 2.5% in FY 2010’s second and first quarters; 3.5%, 4.9%, 9.8% and 7.7%, respectively, in FY 2009’s fourth third, second and first quarters; 9.0%, 6.4%, 9.2% and 6.5%, respectively, in FY 2008’s fourth, third, second and first quarters; 8.3%, 6.0%, 6.5% and 6.7%, respectively in FY 2007’s fourth, third, second and first quarters; and 7.3% and 3.6% respectively, in the fourth and third quarters of FY 2006.

•
In FY 2010, third-quarter-end backlog of $939.4 million and 1,636 units grew 1% in both dollars and units, compared to FY 2009’s third-quarter-end backlog of $930.7 million and 1,626 units. This was the Company’s second consecutive quarter-to-prior-year-quarter backlog increase after 16 quarter-to-prior-year quarter declines.

•
At July 31, 2010, unconsolidated entities in which the Company had an interest had a backlog of $109.4 million compared to $20.3 million at July 31, 2009. In FY 2010’s third quarter and nine-month periods, such unconsolidated entities produced $40.5 million and $136.0 million of contracts, respectively, versus $17.8 million and $28.5 million, respectively, in the previous year.

•
The Company ended its FY 2010 third quarter with $1.64 billion in cash and marketable U.S. Treasury and Agency securities compared to $1.55 billion at 2010’s second-quarter end and $1.66 billion at FY 2009’s third-quarter end. The increase in cash between FY 2010’s second and third quarters was due primarily to cash generated from operations and receipt of $152.5 million in tax refunds, offset in part by the Company’s use of $26.7 million to retire project-level debt, $36.4 million to repurchase senior corporate debt, and $104.1 million for the purchase of land. At FY 2010’s third-quarter end, it had $1.39 billion available under its 30-bank credit facility, which matures in March 2011.

*more*

•	The Company’s Stockholders’ Equity at FY 2010’s third-quarter end was $2.50 billion, compared to $2.45 billion at FY 2010’s second-quarter end.

•	The Company ended FY 2010’s third quarter with a net-debt-to-capital ratio(1) of 11.5%, compared to 16.2% at FY 2010’s second-quarter end and 14.5% at FY 2009’s third-quarter end.

•
The Company ended FY 2010’s third quarter with approximately 35,800 lots owned and optioned, compared to 33,600 one quarter earlier, 35,400 one year earlier and 91,200 at its peak at FY 2006’s second-quarter-end. At 2010’s third-quarter end, approximately 29,000 of these lots were owned, of which approximately 10,500 lots, including those in backlog, were substantially improved. This was the second time since second-quarter end FY 2006 that the Company’s lot count increased.

•
The Company ended FY 2010’s third quarter with 190 selling communities, compared to 190 at FY 2010’s second-quarter end and 215 at FY 2009’s third-quarter end. The Company expects to end FY 2010 with approximately 195 selling communities, compared to its peak of 325 communities at FY 2007’s second-quarter end.

•
Based on FY 2010’s third-quarter-end backlog and the pace of activity at its communities, the Company currently estimates it will deliver between 560 and 760 homes in its fourth quarter, bringing total deliveries to 2,500 and 2,700 homes in FY 2010. It believes the average delivered price for FY 2010’s fourth quarter will be between $560,000 and $570,000 per home.

•
The Company estimates that its cost of sales as a percentage of revenues, before interest and write-downs, for the fourth quarter of FY 2010 will be approximately equal to or lower than FY 2009’s comparable period.

•
Based on lower projected revenues for FY 2010’s final three months, compared to FY 2009’s final three months, the Company expects SG&A expenses will be lower in absolute dollars but higher as a percentage of revenues than in the comparable FY 2009 period.

•
In addition to interest expensed in cost of sales, the Company is likely to continue to have some interest directly expensed for the fourth quarter of FY 2010 because qualifying inventory will be lower than debt.

(1)
Net debt-to-capital is calculated as total debt minus mortgage warehouse loans minus cash and marketable U.S. Treasury and Agency securities, divided by total debt minus mortgage warehouse loans minus cash and marketable U.S. Treasury and Agency securities plus stockholders’ equity.

Toll Brothers will be broadcasting live via the Investor Relations section of its website, www.tollbrothers.com, a conference call hosted by Robert I. Toll and Douglas C. Yearley, Jr. at 2:00 p.m. (EDT) today, August 25, 2010, to discuss these results and its outlook for FY 2010. To access the call, enter the Toll Brothers’ website, then click on the Investor Relations page, and select “Conference Calls”. Participants are encouraged to log on at least fifteen minutes prior to the start of the presentation to register and download any necessary software.
*more*

The call can be heard live with an on-line replay which will follow and continue through October 31, 2010. Podcast (iTunes required) and MP3 format replays will be available approximately 48 hours after the conference call via the “Conference Calls” section of the Investor Relations portion of the Toll Brothers website.
Toll Brothers, Inc. is the nation’s leading builder of luxury homes. The Company began business in 1967 and became a public company in 1986. Its common stock is listed on the New York Stock Exchange under the symbol “TOL”. The Company serves move-up, empty-nester, active-adult and second-home home buyers and operates in 20 states: Arizona, California, Colorado, Connecticut, Delaware, Florida, Georgia, Illinois, Maryland, Massachusetts, Michigan, Minnesota, Nevada, New Jersey, New York, North Carolina, Pennsylvania, South Carolina, Texas and Virginia.
Toll Brothers builds luxury single-family detached and attached home communities, master planned luxury residential resort-style golf communities and urban low-, mid- and high-rise communities, principally on land it develops and improves. The Company operates its own architectural, engineering, mortgage, title, land development and land sale, golf course development and management, home security and landscape subsidiaries. The Company also operates its own lumber distribution, and house component assembly and manufacturing operations.
Toll Brothers, a FORTUNE 1000 Company, is honored to have won the three most coveted awards in the homebuilding industry: America’s Best Builder from the National Association of Home Builders, the National Housing Quality Award, and Builder of the Year. Toll Brothers was recently honored to receive the #1 ranking in Fortune Magazine’s 2010 World’s Most Admired Companies Survey among home building companies. Toll Brothers proudly supports the communities in which it builds; among other philanthropic pursuits, the Company sponsors the Toll Brothers — Metropolitan Opera International Radio Network, bringing opera to neighborhoods throughout the world. For more information, visit tollbrothers.com.
Certain information included herein and in Company reports, SEC filings, verbal or written statements and presentations is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, information related to: anticipated operating results; home deliveries; financial resources and condition; changes in revenues; changes in profitability; changes in margins; selling, general and administrative expenses; inventory write-downs; effects of home buyer cancellations; growth and expansion; the ability to gain approvals and to open new communities; the ability to sell homes and properties; the ability to deliver homes from backlog; the ability to produce the liquidity and capital necessary to expand and take advantage of opportunities in the future; and industry trends.
Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company reports, SEC filings, statements and presentations. These risks and uncertainties include: local, regional, national and international economic conditions, including the current economic uncertainties in the U.S. and global credit and financial markets; domestic and international political events; uncertainties created by terrorist attacks; effects of governmental legislation and regulation; the competitive environment in which the Company operates; changes in consumer confidence; changes in interest rates; unemployment rates; demand for homes; changes in sales conditions, including home prices, foreclosure rates and sales activity in the markets where the Company builds homes; the availability and cost of land for future growth; conditions that could result in inventory write-downs or write-downs associated with investments in unconsolidated entities; the ability to recover deferred tax assets; the availability of capital; uncertainties in the capital and securities markets; liquidity in the credit markets; changes in taxes laws and their interpretation; the outcome of various claims and legal proceedings; the availability of adequate insurance at reasonable cost; the impact of construction defect, product liability and home warranty claims, including the adequacy of self-insurance accruals, the applicability and sufficiency of the Company’s insurance coverage and the insurance coverage and ability to pay of other responsible parties relating to such claims; the ability of customers to obtain adequate and affordable financing for the purchase of homes; the ability of home buyers to sell their existing homes; the ability of the participants in various joint ventures to honor their commitments; the availability and cost of labor and building and construction materials; the cost of raw materials; construction delays; and weather conditions.
Any or all of the forward-looking statements included herein and in any Company reports or public statements are not guarantees of future performance and may turn out to be inaccurate. Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.
*more*

TOLL BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	July 31,	October 31,
	2010	2009
	(Unaudited)
ASSETS
Cash and cash equivalents	$1,434,635	$1,807,718
Marketable U.S. Treasury and Agency securities	205,775	101,176
Inventory	3,256,581	3,183,566
Property, construction and office equipment, net	79,522	70,441
Receivables, prepaid expenses and other assets	86,180	95,774
Mortgage loans receivable	67,456	43,432
Customer deposits held in escrow	24,622	17,653
Investments in and advances to unconsolidated entities	193,464	152,844
Income tax refund recoverable	49,699	161,840

	$5,397,934	$5,634,444

LIABILITIES AND EQUITY
Liabilities:
Loans payable	$410,401	$472,854
Senior notes	1,553,615	1,587,648
Senior subordinated notes	—	47,872
Mortgage company warehouse loan	47,264	27,015
Customer deposits	85,859	88,625
Accounts payable	89,166	79,097
Accrued expenses	576,203	640,221
Income taxes payable	133,400	174,630

Total liabilities	2,895,908	3,117,962

Equity:
Stockholders’ Equity
Common stock	1,659	1,647
Additional paid-in capital	355,743	316,518
Retained earnings	2,143,977	2,197,830
Treasury stock, at cost	(29)	(159)
Accumulated other comprehensive loss	(2,607)	(2,637)

Total stockholders’ equity	2,498,743	2,513,199
Noncontrolling interest	3,283	3,283

Total equity	2,502,026	2,516,482

	$5,397,934	$5,634,444

*more*

TOLL BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amount in thousands, except per share data)
(unaudited)

	Nine Months Ended		Three Months Ended
	July 31,		July 31,
	2010	2009	2010	2009

Revenues	$1,092,171	$1,268,725	$454,202	$461,375

Cost of revenues	1,015,923	1,445,288	392,416	511,548
Selling, general and administrative expenses	193,987	233,934	67,165	72,070
Interest expense	18,588	1,792	5,124	(3,453)

	1,228,498	1,681,014	464,705	580,165

Loss from operations	(136,327)	(412,289)	(10,503)	(118,790)
Other:
Income (loss) from unconsolidated entities	4,817	(8,355)	3,171	(3,739)
Interest and other	24,482	32,982	8,813	11,265
Expenses related to early retirement of debt	(692)	(2,067)	(658)

(Loss) income before income taxes	(107,720)	(389,729)	823	(111,264)
Income tax (benefit) provision	(53,867)	254,662	(26,479)	361,067

Net (loss) income	$(53,853)	$(644,391)	$27,302	$(472,331)

(Loss) income per share:
Basic	$(0.33)	$(4.00)	$0.16	$(2.93)

Diluted	$(0.33)	$(4.00)	$0.16	$(2.93)

Weighted-average number of shares:
Basic	165,465	161,026	165,752	161,245

Diluted	165,465	161,026	167,658	161,245

*more*

TOLL BROTHERS, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA
(Amount in thousands)
(unaudited)

	Nine Months Ended		Three Months Ended
	July 31,		July 31,
	2010	2009	2010	2009

Impairment charges recognized:
Cost of sales	$88,220	$379,928	$12,508	$109,676
Loss from unconsolidated entities	—	11,300		5,300

	$88,220	$391,228	$12,508	$114,976

Depreciation and amortization	$13,569	$18,011	$4,512	$5,913

Interest incurred	$87,740	$87,527	$28,879	$31,236

Interest expense:
Charged to cost of sales	$55,411	$55,138	$23,033	$23,403
Charged to selling, general and administrative expense	18,588	1,792	5,124	(3,453)
Charged to interest income and other	1,786	1,729	977	1,617

	$75,785	$58,659	$29,134	$21,567

Home sites controlled:
Owned	29,243	30,843
Optioned	6,582	4,555

	35,825	35,398

Lots improved	10,484	12,334

*more*

Toll Brothers operates in four geographic segments:

North:	Connecticut, Illinois, Massachusetts, Michigan, Minnesota, New Jersey and New York
Mid-Atlantic:	Delaware, Maryland, Pennsylvania, Virginia and West Virginia
South:	Florida, Georgia, North Carolina, South Carolina and Texas
West:	Arizona, California, Colorado and Nevada

	Three Months Ended		Three Months Ended
	July 31,		July 31,
	Units		$ (Millions)
	2010	2009	2010	2009

HOME BUILDING REVENUES

North	248	250	$131.2	$145.5
Mid-Atlantic	283	228	156.5	129.7
South	126	152	70.0	83.1
West	146	162	96.5	103.1

Total consolidated	803	792	$454.2	$461.4

CONTRACTS

North	220	246	$108.5	$119.6
Mid-Atlantic	235	259	132.9	138.1
South	109	160	62.8	81.2
West	137	172	95.9	108.8

Total consolidated	701	837	$400.1	$447.7

BACKLOG

North	537	619	$264.5	$318.5
Mid-Atlantic	508	481	306.0	287.1
South	334	322	177.5	163.8
West	257	204	191.4	161.3

Total consolidated	1,636	1,626	$939.4	$930.7

*more*

	Nine Months Ended		Nine Months Ended
	July 31,		July 31,
	Units		$ (Millions)
	2010	2009	2010	2009

HOME BUILDING REVENUES

North	575	690	$305.7	$428.4
Mid-Atlantic	659	630	360.5	364.5
South	353	391	189.0	212.0
West	355	394	237.0	263.8

Total consolidated	1,942	2,105	$1,092.2	$1,268.7

CONTRACTS

North	562	439	$286.6	$184.3
Mid-Atlantic	674	553	372.8	289.3
South	405	359	218.5	170.7
West	406	334	278.8	229.6

Total consolidated	2,047	1,685	$1,156.7	$873.9

UNCONSOLIDATED ENTITIES:
Information related to revenues and contracts of entities in which we have an interest for the three-month and nine-months periods ended July 31, 2010 and 2009 is as follows:

	2010	2009	2010	2009
	Units	Units	$(Mill)	$(Mill)
Three months ended July 31,
Revenues	40	30	$29.5	$20.1
Contracts	57	29	$40.5	$17.8

Nine months ended July 31,
Revenues	87	52	$63.3	$35.4
Contracts	175	50	$136.0	$28.5

Backlog at July 31,	145	33	$109.4	$20.3
###